Exhibit 99.1

NEWS RELEASE 19-015	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE COMMON STOCK TO TRADE ON THE OTC MARKET
WITH NEW TRADING SYMBOL “HOSS” STARTING DECEMBER 23, 2019

December 23, 2019 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that it expects its common stock to commence trading on the OTC Pink marketplace (“OTC Pink”), effective December 23, 2019. OTC Markets Group Inc. operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks, including the OTC Pink.
The transition to the OTC Pink comes after the New York Stock Exchange (“NYSE” or “Exchange”) announced that trading of the Company’s common stock was suspended after the market closed on December 20, 2019. Trading was suspended because the Company did not maintain an average global market capitalization of at least $15 million over a consecutive 30-trading-day period, as required by NYSE continued listing standards.
The Company intends to appeal the NYSE’s determination to commence proceedings to delist the Company’s common stock on the NYSE and will request a review of its appeal by a Committee of the Board of Directors of the Exchange (the “Committee”). The Company’s timely appeal will stay the delisting but will not stay the suspension of trading of its shares on the NYSE pending completion of the Committee review process. Meanwhile, the Company intends to apply for the trading of its stock on the OTCQX Marketplace and, upon commencement of trading on such marketplace, it is anticipated that the shares of its common stock would continue trading under the symbol “HOSS”.
The transition to the OTC Pink, and upon trading thereon, the OTCQX Marketplace, does not change the Company’s obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws. In addition, the transition of the Company’s stock to the OTC Pink, and upon trading thereon, to the OTCQX Marketplace, will have no effect on its shares of common stock. The Company’s stockholders remain owners of the common stock and are expected to be able to trade the common stock on the OTC Pink as of December 23, 2019 and, subsequently, on the OTCQX Marketplace, pending the Company’s appeal of its delisting on the NYSE.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

103 Northpark Boulevard	Covington, LA 70433	USA	+1 (985) 727-2000	www.hornbeckoffshore.com

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions regarding its appeal of the delisting determination and suspension of trading of its common stock on the NYSE, whether or not such appeal will be successful and expected trading on the OTC Pink and the OTCQX Marketplace. These statements are based on the Company’s current assumptions, expectations and projections about future events, which it believes to be reasonable. However, the Company can provide no assurance that its common stock will maintain its listing on the NYSE or commence or continue to trade on any OTC marketplace.

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